Exhibit 99.1

Contact:	Investor Relations Inquiries:
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Relations Inquiries:
Ken Fields
Fleishman-Hillard
(314) 982-0556

FOR IMMEDIATE RELEASE

CENTENE CORPORATION ANNOUNCES
2008 FINANCIAL GUIDANCE AND 2007 FOURTH QUARTER CHARGE

ST. LOUIS, MISSOURI (December 6, 2007)—Centene Corporation (NYSE: CNC) announced today its 2008 financial guidance. For its 2008 fiscal year, the Company expects:

•	Revenues in the range of $3.35 billion to $3.45 billion, excluding premium taxes.

•	Earnings per diluted share of approximately $1.76 to $1.86.

•	Net income in the range of $80.1 million to $84.7 million.

•	Health Benefits Ratio (HBR), net of premium taxes, for Centene’s Medicaid and SCHIP populations, which reflects medical costs as a percent of premium revenues, to be approximately 81.5%–83.5%.

•	Consolidated G&A expense ratio in the range of 13.0% to 13.5%, net of premium taxes.

•	Effective tax rate of approximately 38.5% and diluted shares outstanding of approximately 45.5 million.

Eric R. Slusser, Centene’s Chief Financial Officer, stated, “The 2008 financial guidance anticipates the commencement of operations for Texas Foster Care on April 1, 2008; a continued ramp-up of enrollment throughout 2008 in South Carolina post the December 2007 launch; the inauguration of Florida Medicaid; and rate increases consistent with our historical level in the low single digits.”

As part of an organizational realignment, the Company plans to eliminate approximately 35 positions from its 3,000 person workforce, resulting in 2007 fourth quarter severance costs.  The Company will also record an impairment charge in the 2007 fourth quarter associated with the change in expectation about the location of the company’s headquarters expansion.  These total charges of approximately $12 million are not included in the company’s 2007 fourth quarter earnings per diluted share guidance of $0.46 to $0.51.

Centene will host a conference call today at 8:30 AM (Eastern Time) to discuss the details of its guidance.  Michael F. Neidorff, Chairman and Chief Executive Officer, and Eric R. Slusser, Executive Vice President and Chief Financial Officer, of Centene Corporation will lead the call.

Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company's website at www.centene.com, under the Investor Relations section.

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on December 20, 2007, at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 26510694.

About Centene Corporation
Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children’s Health Insurance Program (SCHIP) and Supplemental Security Income (SSI). The Company operates health plans in Arizona, Georgia, Indiana, New Jersey, Ohio, South Carolina, Texas and Wisconsin. In addition, the Company contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, health management, long-term care, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.